Exhibit 10.7

SEPARATION AND TRANSITION AGREEMENT

THIS SEPARATION AND TRANSITION AGREEMENT (this “Agreement”), dated as of October 30, 2016, by and between NCI, Inc. (the “Company”), on behalf of itself and its subsidiaries and affiliates (collectively, the “Company Group”), and Brian J. Clark (“Executive”).

WHEREAS, Executive is employed by the Company as its President and Chief Executive Officer;

WHEREAS, Executive desires to resign from employment with the Company Group; and

WHEREAS, to facilitate his transition, Executive agrees to cooperate with the Company on the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1. Resignation.

1.1 Removal from Positions. Executive shall resign from employment with the Company Group on October 31, 2016 (such date, the “Resignation Date”). In that regard, as of the Resignation Date, (a) Executive’s position as President of the Company and Chief Executive Officer of the Company, (b) Executive’s position as a member of the Board of Directors of the Company (the “Board”) and (c) all other officer positions, directorships and other positions that Executive holds with the Company Group shall terminate.

1.2 Release. Executive’s receipt of any payments and benefits pursuant to this Agreement (other than the payments and benefits pursuant to Sections 3.1(a), 3.1(b) and 4 (the “Accrued Obligations”)) is subject to Executive’s executing this Agreement and not revoking the release set forth in Section 7; provided that the release is effective within 10 days following the Resignation Date. No payments or benefits under this Agreement (other than the Accrued Obligations) shall be paid or provided to Executive until the release becomes effective in accordance with the deadline specified in the preceding sentence.

2. Transition.

2.1 Consulting Period and Services. Commencing on the Resignation Date and ending on the six-month anniversary thereof (the “Consulting Period”), Executive shall make himself available to the Company to consult with the Company from time to time (the “Services”); provided that the Services shall not exceed 20% of the average level of services that Executive performed during the 36-month period prior to the Resignation Date.

2.2 Consulting Fee. In exchange for the Services, the Company agrees to pay Executive a total fee equal to $250,000 (the “Consulting Fee”). The Consulting Fee shall be paid to Executive ratably on a monthly basis over the Consulting Period commencing November 1, 2016; provided Executive has executed and not revoked the release in Section 7 and complied with his obligations in Section 8. Except as to the Consulting Fee, no other payments or benefits shall be due or payable to Executive for the Services.

2.3 Status as an Independent Contractor. In all matters relating to the Services, nothing under this Agreement shall be construed as creating any partnership, joint venturer or agency between the Company and Executive or to constitute Executive as an agent, employee or representative of the Company. Executive shall act solely as an independent contractor and, as such, is not authorized to bind any member of the Company Group to third parties. Consequently, Executive shall not be entitled to participate during the Consulting Period in any of the employee benefit plans, programs or arrangements of the Company Group in his capacity as a consultant. Executive shall be responsible for and pay all taxes related to the receipt of compensation in connection with the provision of the Services. Executive shall not make any public statements concerning the Services that purport to be on behalf of the Company Group, in each case without prior written consent from the Company.

2.4 Subsequent Employment. The Services shall end and the unpaid portion of the Consulting Fee shall be accelerated and paid in full when Executive notifies the Company that he has obtained full-time employment with a new employer.

3. Severance Benefits.

3.1 Payments. The Company shall provide Executive with the following severance payments and benefits following the Resignation Date:

a. any accrued but unpaid annual base salary and accrued but unused paid time-off due to Executive as of the Resignation Date;

b. reimbursement for reasonable and necessary, properly-receipted expenses incurred by Executive on behalf of the Company during the period ending on the Resignation Date;

c. a cash payment equal to 200% of Executive’s annual base salary in the amount of $1,000,000, payable in a lump sum; and

d. a prorated annual bonus equal to $420,000 for the period beginning on January 1, 2016 and ending on the Resignation Date, payable in a lump sum.

3.2 Payment Timing. Subject to Section 10, the timing of the benefits and payments provided under Section 3.1 shall be as follows:

a. amounts payable pursuant to Sections 3.l(a) and (b) shall be paid in the normal course and in no event later than 30 days following the Resignation Date; and

b. the amounts payable pursuant to Sections 3.l(c) and (d) shall be paid no later than the 30th day following the Resignation Date.

4. Outstanding Equity Awards. In connection with Executive’s resignation from employment, the Company shall repurchase the Stock Options (as defined below) for $2,652,300, which represents an amount equal to (a) the number of shares of Class A Common Stock, par value $0.19 per share (each, a “Share”), of the Company underlying the Stock Options, multiplied by (b) the Purchase Price (as defined below) less the applicable per Share exercise price of the Stock Options. For purposes of this Agreement, “Purchase Price” means $11.95, which represents the closing sale price of a Share on The Nasdaq Stock Market as of October 28, 2016, and “Stock Options” means Executive’s option to purchase 300,000 Shares granted under the NCI, Inc. Amended and Restated 2005 Performance Incentive Plan (the “Plan”) on June 5, 2013 at an exercise price of $4.51 per Share and Executive’s option to purchase 90,000 Shares granted under the Plan on March 9, 2012 at an exercise price of $7.28 per Share, all of which are vested and exercisable as of the Resignation Date. The closing of the repurchase of the Stock Options shall occur within 30 days following the Resignation Date, at which time the Company shall pay the aggregate purchase price to Executive in cash. For the avoidance of doubt, all other outstanding equity-based awards held by Executive which are not vested or exercisable as of the Resignation Date shall be cancelled for no consideration.

5. Retirement Plans. Executive shall be entitled to receive his vested accrued benefits, if any, under the NCI Information Systems, Inc. 401(k) Profit Sharing Plan and the NCI Nonqualified Executive Deferred Compensation Plan in accordance with the terms and conditions of such plans.

6. Continuation of Certain Benefit Plans. The Company will provide Health and Welfare Coverage and Executive’s Executive Long Term Disability Coverage (for the plans and options currently in effect as elected by Executive) at no additional cost to Executive from the date hereof through October 31, 2017, subject to the terms of the applicable plans. Except for the foregoing or as otherwise specifically provided herein or as required by the Consolidated Omnibus Reconciliation Act or other applicable law, Executive shall not be entitled to any other benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company Group on or after the Resignation Date.

7. Release.

7.1 General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, directors, shareholders and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (a) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the Securities and Exchange Commission (the “SEC”) as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (b) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a director, employee, officer or manager of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 7.1 shall not apply to the obligations of the Company to continue to provide director and officer indemnification to Executive as provided in the articles of incorporation, bylaws or other governing documents for the Company or the Company’s obligations under this Agreement. Executive further agrees that the payments and benefits described in this Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against the Company Group arising out of Executive’s employment relationship, Executive’s service as a director, employee, officer or manager of the Company Group and the termination thereof. The provision of the payments and benefits described in this Agreement shall not be deemed an admission of liability or wrongdoing by the Company Group. This Section 7.1 does not apply to any Claims that Executive may have as of the date Executive signs this Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA’’). Claims arising under ADEA are addressed in Section 7.2 of this Agreement.

7.2 Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under this Agreement, Executive hereby releases and forever discharges the released Parties from any and all Claims that Executive may have as of the date Executive signs this Agreement arising under ADEA. By signing this Agreement, Executive hereby acknowledges and confirms the following: (a) Executive was advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (b) Executive has been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (c) Executive is providing the release and discharge set forth in this Section 7.2 only in exchange for consideration in addition to anything of value to which Executive is already entitled.

7.3 Representation. Executive hereby represents that Executive (a) has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any of the Released Parties and (b) shall not solicit or encourage any of the Company’s employees to litigate claims or file administrative charges against any of the Released Parties. Notwithstanding the foregoing, nothing in this Section 7.3 is intended to restrict Executive from providing testimony or documents pursuant to a lawful subpoena or other compulsory legal process or from providing truthful information upon request in connection with a governmental investigation or legal proceeding that has been independently initiated by another individual or governmental body.

7.4 Cessation of Payments. In the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth therein or (b) materially breaches any of the covenants or obligations contained in this Agreement, the Company shall be entitled to cease making any payments due pursuant to Sections 2 and 3 of this Agreement (other than the Accrued Obligations), and Executive shall be required to promptly repay any such payments previously made by the Company pursuant to Sections 2 and 3 (other than the Accrued Obligations).

7.5 Voluntary Assent. Executive affirms that Executive has read this Agreement, and understands all of its terms, including the full and final release of claims set forth in Section 7.1. Executive further acknowledges that (a) Executive has voluntarily entered into this Agreement; (b) Executive has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (c) the only consideration for signing this Agreement is as set forth herein; and (d) this document gives Executive the opportunity and encourages Executive to have this Agreement reviewed by Executive’s attorney and/or tax advisor.

7.6 Revocation. This Agreement may be revoked by Executive within the seven- day period commencing on the date Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the Company under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

8. Covenants.

8.1 Confidential Information. Subject to Section 9, Executive agrees that Executive shall not at any time, except with the prior written consent of the Company or as required by applicable law or legal process, directly or indirectly, (a) use, disseminate, disclose or publish, whether for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information (as defined below) or (b) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means (x) confidential or proprietary information or trade secrets of or relating to the Company Group including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company Group, whether in tangible or intangible form or (y) confidential or proprietary information with respect to the Company Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other tennis of employment.

8.2 Confidentiality of this Agreement. Subject to Section 9, Executive agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, Executive shall not disclose the terms of this Agreement to any person other than Executive’s accountants, financial advisors, attorneys or spouse; provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

8.3 Return of Property. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the

Company, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. No later than five business days after the Resignation Date, such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company (or, if requested by the Company, destroyed by Executive).

8.4 Non-Solicitation. Executive agrees that, during the for the 12-month period following the Resignation Date (the “Restricted Period”), Executive shall not, directly or indirectly, (a) solicit, induce or attempt to solicit induce any person who is or was an employee or independent contractor of the Company Group at any time during the six months prior to the Resignation Date (each, a “Protected Employee”) to leave the employ of, or engagement with, the Company Group, or in any way interfere with the relationship between any member of the Company Group and any Protected Employee (it being understood that this Section 8.4(a) shall not be violated by the placement of general advertisements and public announcements not targeted at employees or independent contractors of the Company Group), (b) hire directly or through another entity any Protected Employee, or (c) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Company Group to cease doing business or terminate any contract with the Company Group. As used herein, the term “indirectly” shall include, without limitation, Executive’s permitting the use of Executive’s name by any competitor of the Company Group to induce or interfere with any employee, officer, representative or agent of any member of the Company Group.

8.5 Non-Disparagement. Subject to Section 9, Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (a) any derogatory comment concerning the Company Group or any of its current or former directors, officers, employees or shareholders or (b) any other comment that could reasonably be expected to be materially detrimental to the business or financial prospects or reputation of the Company Group. In addition, the Board and the Company’s executive officers shall refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (x) any derogatory comment concerning Executive or (y) any other comment that could reasonably be expected to be materially detrimental to Executive’s financial prospects or reputation. Nothing in the foregoing shall preclude Executive or the Company Group from providing truthful disclosures required by applicable law or legal process. Further, nothing in this Section 8.5 or this Agreement shall prevent Executive or the Company from answering inquiries or questions about, and providing honest opinions about and/or comparing the services offered by the Company to the services offered by any person or entity for whom Executive works. The Company shall provide Executive with a positive letter of recommendation at any time upon his request.

8.6 Remedies. Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8.1 through 8.5. Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company Group; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, shall not prevent

Executive from obtaining other suitable employment during the period in which Executive is bound by these restraints. Without intending to limit the remedies available to the Company, Executive agrees that a breach (or threatened breach) of any of the covenants contained in Sections 8.1 through 8.5 may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from engaging in activities prohibited by the covenants contained in Sections 8.1 through 8.5 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any proceeding.

8.7 Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8.6, the Restricted Period shall be extended by any and all periods during which Executive is in breach of Section 8.4.

9. Confidential Disclosure in Reporting Violations of Law or in Court Filings. Executive acknowledges and the Company agrees that Executive may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

10. Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A at the time of Executive’s separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if Executive is a “specified employee” under Section 409A on the date of Executive’s separation from service, payment of the amounts hereunder shall be delayed for a period of six months from the date of Executive’s separation from service if required by Section 409A.

The accumulated postponed amount shall be paid in a lump sum within 30 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within 30 days after the date of Executive’s death.

11. Change in Control Agreement. For the avoidance of doubt, the Executive Change in Control and Severance Agreement, dated as of March 9, 2012, between Executive and the Company shall terminate effective as of the Resignation Date and shall be of no further force and effect.

12. Miscellaneous.

12.1 Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

12.2 Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, and via e-mail, to the following addresses:

If to the Company, to:

NCI, Inc.

11730 Plaza American Drive, Suite 700

Reston, Virginia 20190

Attn: Chairman of the Board of Directors

with a copy to:

NCI, Inc.

11730 Plaza American Drive, Suite 700

Reston, Virginia 20190

Attention: General Counsel

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

Attn: Jeffrey B. Grill, Esq.

If to Executive, to:

Brian J. Clark

Email: clarkbj@gmail.com

at the address set forth in the employment records of the Company with a copy to:

Clouse Dunn LLP

120 I Elm Street

Suite 5200

Dallas, TX 75270

Attention: Rogge Dunn

Email: dunn@rushtowork.com

Either party may change its address for notices in accordance with this Section 12.2 by providing written notice of such change to the other party.

12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

12.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement.

12.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment, termination of employment or the other subject matters of this Agreement are superseded in their entirety by this Agreement (including, without limitation, the “Resignation Terms for Brian Clark” presented to Executive on October 21, 2016).

12.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

12.8 Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

12.9 Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

12.10 Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NCI, INC.

By:
Name:	Michele R. Capello
Title:	General Counsel

Brian J. Clark

[Signature Page to Separation and Transition Agreement]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NCI, INC.

By:
Name:
Title:

Brian J. Clark

[Signature Page to Separation and Transition Agreement]